Exhibit 99.1

K&F Industries
     50 Main Street
White Plains, New York 10606

N E W S

CONTACT:
Dirkson Charles, K&F Industries Holdings, Inc.
(914) 448-2700

Meggitt-USA Announces That Its Subsidiary, K&F Industries,
Commences Cash Tender Offer And Consent Solicitation For Its
7 3/4% Senior Subordinated Notes Due 2014

WHITE PLAINS, NY, July 9, 2007  — Meggitt-USA, Inc. (“Meggitt”) today announced that its subsidiary, K&F Industries, Inc. (“K&F”), has commenced a cash tender offer for any and all of its $315 million aggregate principal amount of 7 3/4% Senior Subordinated Notes due 2014 (CUSIP Nos:  482238AB8, U4865PAA5, 482238AA0 and 482240AM0) (the “Notes”) and a consent solicitation to adopt certain amendments to the indenture governing the Notes (the “Proposed Amendments”) that will eliminate or modify substantially all of the restrictive covenants applicable to these Notes.

The tender offer and consent solicitation (together, the “Offer”) are being made upon the terms and subject to the conditions as described in K&F’s Offer to Purchase and Consent Solicitation Statement, dated July 9, 2007 (“Statement”) and related Letter of Transmittal and Consent.

K&F is making the Offer following the acquisition (the “Acquisition”) by Meggitt of K&F Industries Holdings, Inc., K&F’s parent company.  In connection with the Acquisition, K&F became a wholly owned subsidiary of Meggitt.  The Offer also exceeds K&F’s obligation to offer to repurchase the Notes for 101% of the principal amount of each outstanding Note following a change of control (as defined in the Indenture).

A holder’s tendering of Notes will be deemed to constitute delivery of that holder’s consent to the Proposed Amendments.  Holders of Notes may not tender their Notes without delivering their consent to the Proposed Amendments, and holders may not deliver consents without tendering their Notes.

The Offer will expire at midnight, New York City time, on August 3, 2007, unless extended at the sole discretion of K&F or earlier terminated (such date and time, as the same may be extended or earlier terminated, the “Expiration Time”).  Holders of the Notes must tender their Notes and deliver their consent to the proposed amendments at or prior to 5:00 p.m., New York City time, on July 20, 2007, unless extended by K&F (such date and time, as the same may be extended, the “Consent Time”), in order to receive the Total Consideration (defined below), which includes both the Tender Consideration (defined below) and the Consent Payment (defined below).  Holders of Notes tendering their Notes after the Consent Time but prior to the Expiration Time will only receive the Tender Consideration (defined below).  Tendered Notes may be withdrawn and the related consents may be revoked at any time prior to the Consent Time, but not thereafter.

The “Total Consideration” to be paid for each Note validly tendered and with respect to which a consent is validly tendered before the Consent Time, subject to the terms and conditions of the Offer, will be paid in cash and calculated based in part on the yield on the 4.625% U.S. Treasury Note due November 15, 2009 (the “Reference Security”), which yield will be calculated as of 2:00 p.m., New York City time, on the second business day prior to August 3, 2007, the scheduled Expiration Time.  The Total Consideration for each Note will be equal to the sum of:

(i) the product of 65% and the present value of scheduled payments up to the initial redemption date on the Note based on a fixed spread pricing formula (calculated in the manner described in Schedule I to the Statement) utilizing a yield equal to that of the Reference Security, plus 50 basis points; plus

(ii) the product of 35% and $1,077.50 (which is equal to the price at which K&F is permitted to redeem up to 35% of the Notes with the proceeds of an equity offering, which includes a capital contribution from its parent).

The detailed methodology for calculating the Total Consideration for Notes is described more fully in the Statement.

Holders whose Notes are purchased in the Offer will also be paid accrued and unpaid interest from the last interest payment date to, but not including, the Settlement Date (the “Accrued Interest”).  Included in the Total Consideration is a payment of $30 per $1,000 principal amount of Notes (the “Consent Payment”).  Only Notes with consents validly tendered at or prior to the Consent Time will be eligible to receive the Total Consideration.  Holders validly tendering Notes after the Consent Time and on or prior to the Expiration Time will only be eligible to receive an amount equal to the Total Consideration less the Consent Payment (the “Tender Consideration”).

The Settlement Date will be promptly after the Expiration Time, which is expected to be the third business day after the Expiration Time.

K&F has engaged Barclays Capital Inc. as Dealer Manager for the Offer.  Persons with questions regarding the Offer should contact Barclays Capital toll-free at 866-307-8991 or collect at 212-412-4072 (attention: Liability Management).  Requests for documents should be directed to Georgeson Inc., the Information Agent for the Offer, toll-free at 888-605-7549 or collect at 212-440-9800.

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the Notes.  The tender offer and consent solicitation are being made solely by the Statement and related Letter of Transmittal and Consent.

About K&F Industries, Inc.

K&F Industries, Inc. is a manufacturer of braking equipment for commercial transport, general aviation and military aircraft through its Aircraft Braking Systems Corporation subsidiary.  K&F manufactures a wide range of braking equipment including antiskid, auto brake, brake by wire systems, and brake temperature monitoring systems as well as main and nose wheels, carbon and steel brakes, and ancillary equipment.  Its products are installed on approximately 25,000 aircraft worldwide.  In addition, K&F operates Engineered Fabrics Corporation, a leading producer of aircraft fuel tanks, de-icing equipment and specialty coated fabrics used for storage, shipping, environmental and rescue applications for the commercial and military customers.

About Meggitt

Meggitt-USA, Inc. is a subsidiary of Meggitt PLC, an international aerospace and defense group specializing in aerospace equipment, sensing and defense systems.  Its capabilities include wheels, brakes and anti-skid systems, thermal management, fluid control, fire, overheat and smoke detection, polymers and composite solutions (aerospace equipment), condition monitoring systems, high performance sensors and avionics (sensing systems) and training and combat support systems (defense systems).

Forward-Looking Statements

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the tender offer and consent solicitation by K&F and the risks and uncertainties related to the occurrence of future events. These forward-looking statements are based on management’s current expectations, assumptions, estimates and projections about the current economic environment, K&F and its industry.  Certain factors that could cause actual events not to occur as expressed in the forward-looking statements include, but are not limited to, changes to the Offer or extensions of the Consent Time or the Expiration Time.  Other potential risks and uncertainties are discussed in K&F’s reports and other documents filed with the SEC from time to time.  K&F assumes no obligation to update the forward-looking information.  Such forward-looking statements are based upon many estimates and assumptions and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of K&F’s management.  Inclusion of such forward-looking statements herein should not be regarded as a representation by K&F that the statements will prove to be correct.